JANUARY 1, 1997)

                    AIRGAS, INC. 401(k) PLAN



        (Amended and Restated Effective January 1, 1997)



                    AIRGAS, INC. 401(k) PLAN
        (Amended and Restated Effective January 1, 1997)



       Airgas, Inc. (the "Company") adopted the Airgas, Inc. 401(k) Plan (the "Plan") for the benefit of certain Employees (as defined in the Plan) of the Company and its affiliates effective January 1, 1988. The Company amended the Plan from time to time.

       The Company's subsidiary, Midwest Carbide Corporation, adopted the Keokuk Bargaining Unit 401(k) Plan (the "Keokuk Plan") effective January 1, 1988, for the benefit of certain of its Employees (as provided therein). The Company provided for the merger of the Keokuk Plan with and into this Plan effective as of January 1, 1997.

       The Company hereby amends and completely restates the Plan effective January 1, 1997, except as expressly stated to the contrary herein, subject to the subsequent condition that the Internal Revenue Service issues a determination that the Plan meets all applicable requirements of section 401(a) of the Code (as defined in subsection 1(f)), that employer contributions thereto remain deductible under section 404 of the Code and that the trust fund maintained with respect thereto remains tax exempt under section 501(a) of the Code. The Plan, as herein amended and restated, shall apply only to an Employee who is credited with an Hour of Service (as defined in subsection 1(o)) on or after January 1, 1997, and to the Accrued Benefit of a former employee held in the Plan on January 1, 1997.
                     AIRGAS, INC. 401(k) PLAN
        (Amended and Restated Effective January 1, 1997)

                        TABLE OF CONTENTS

Section
Page

   1       DEFINITIONS . . . . . . . . . . . . . . . . . . . .  1
        (a)          Accrued Benefit . . . . . . . . . . . . .  1
        (b)          Administrator or Plan Administrator . . .  1
        (c)          Annual Additions. . . . . . . . . . . . .  1
        (d)          Board of Directors. . . . . . . . . . . .  1
        (e)          Break in Service. . . . . . . . . . . . .  1
        (f)          Code. . . . . . . . . . . . . . . . . . .  1
                (g)  Committee . . . . . . . . . . . . . . . .  2
        (h)          Company . . . . . . . . . . . . . . . . .  2
        (i)          Compensation. . . . . . . . . . . . . . .  2
        (j)          Employee. . . . . . . . . . . . . . . . .  2
        (k)          Entry Date. . . . . . . . . . . . . . . .  2
        (l)          ERISA . . . . . . . . . . . . . . . . . .  3
        (m)          Fiduciary . . . . . . . . . . . . . . . .  3
        (n)          Fund. . . . . . . . . . . . . . . . . . .  3
        (o)          Hour of Service . . . . . . . . . . . . .  3
        (p)          Investment Category . . . . . . . . . . .  5
        (q)          Investment Manager. . . . . . . . . . . .  5
        (r)          Limitation Year . . . . . . . . . . . . .  5
        (s)          Matching Account. . . . . . . . . . . . .  5
        (t)          Member. . . . . . . . . . . . . . . . . .  6
        (u)          Normal Retirement Date. . . . . . . . . .  6
        (v)          Parent Company Stock. . . . . . . . . . .  6
        (w)          Participating Company . . . . . . . . . .  6
        (x)          Payroll Period. . . . . . . . . . . . . .  6
        (y)          Period of Service . . . . . . . . . . . .  6
        (z)          Period of Severance . . . . . . . . . . .  6
       (aa)          Plan. . . . . . . . . . . . . . . . . . .  6
       (ab)          Plan Year . . . . . . . . . . . . . . . .  7
       (ac)          Profit Sharing Account. . . . . . . . . .  7
       (ad)          Related Entity. . . . . . . . . . . . . .  7
       (ae)          Restatement Effective Date. . . . . . . .  8
       (af)          Rollover Account. . . . . . . . . . . . .  8
       (ag)          Salary Reduction Account. . . . . . . . .  8
       (ah)          Severance Date. . . . . . . . . . . . . .  8
       (ai)          Trust Agreement . . . . . . . . . . . . .  8
       (aj)          Trustee . . . . . . . . . . . . . . . . .  8
       (ak)          Valuation Date. . . . . . . . . . . . . .  9
       (al)          Year of Service for Eligibility . . . . .  9

                    AIRGAS, INC. 401(k) PLAN
        (Amended and Restated Effective January 1, 1997)

                        TABLE OF CONTENTS

Section
Page

   2       ADMINISTRATION OF THE PLAN. . . . . . . . . . . . . 10
        (a)          ERISA Reporting and Disclosure by
Administrator. . . . . . . . . . . . . . . . . . . . . . . . . 10
        (b)          Committee . . . . . . . . . . . . . . . . 10
        (c)          Multiple Capacities . . . . . . . . . . . 10
        (d)          Committee Powers. . . . . . . . . . . . . 10
        (e)          Allocation of Fiduciary Responsibility. . 11
        (f)          Claims. . . . . . . . . . . . . . . . . . 13
        (g)          Fiduciary Compensation. . . . . . . . . . 14
        (h)          Plan Expenses . . . . . . . . . . . . . . 14
        (i)          Fiduciary Insurance . . . . . . . . . . . 14
        (j)          Indemnification . . . . . . . . . . . . . 14

   3       PARTICIPATION IN THE PLAN . . . . . . . . . . . . . 15
        (a)          Initial Eligibility . . . . . . . . . . . 15
        (b)          Measuring Service . . . . . . . . . . . . 16
        (c)          Termination and Requalification . . . . . 16
        (d)          Special Rule for Rollovers. . . . . . . . 17
        (e)          Termination of Membership . . . . . . . . 17

   4       MEMBER AND PARTICIPATING COMPANY CONTRIBUTIONS. . . 18
        (a)          Salary Reduction Contributions. . . . . . 18
        (b)          Salary Reduction Contribution Limitations 18
        (c)          Salary Reduction Account. . . . . . . . . 20
        (d)          Compliance with Salary Reduction
Contributions
                       Discrimination Tests. . . . . . . . . . 20
        (e)          Participating Company Matching
Contributions. . . . . . . . . . . . . . . . . . . . . . . . . 24
        (f)          Matching Account. . . . . . . . . . . . . 24
        (g)          Compliance with Participating Company
Matching
                       Contributions Discrimination Tests. . . 25
        (h)          Profit Sharing Contributions. . . . . . . 28
        (i)          Profit Sharing Account. . . . . . . . . . 29
        (j)          Rollovers . . . . . . . . . . . . . . . . 30
        (k)          Voluntary Contributions . . . . . . . . . 30
        (l)          Payroll Taxes . . . . . . . . . . . . . . 30
        (m)          Deductibility . . . . . . . . . . . . . . 30

   5       MAXIMUM CONTRIBUTIONS AND BENEFITS. . . . . . . . . 31
        (a)          Defined Contribution Limitation . . . . . 31
        (b)          Combined Limitation . . . . . . . . . . . 32
        (c)          Combined Limitation Computation . . . . . 32
        (d)          Definition of "Compensation" for Code
Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . 33
        (e)          Transition Provision. . . . . . . . . . . 35

                    AIRGAS, INC. 401(k) PLAN
        (Amended and Restated Effective January 1, 1997)

                        TABLE OF CONTENTS

Section
Page

   6       ADMINISTRATION OF FUNDS . . . . . . . . . . . . . . 36
        (a)          Investment Control. . . . . . . . . . . . 36
        (b)          Parent Company Stock. . . . . . . . . . . 36
        (c)          Member Elections. . . . . . . . . . . . . 36
        (d)          No Member Election. . . . . . . . . . . . 37
        (e)          Facilitation. . . . . . . . . . . . . . . 37
        (f)          Valuations. . . . . . . . . . . . . . . . 37
        (g)          Allocation of Gain or Loss. . . . . . . . 37
        (h)          Bookkeeping . . . . . . . . . . . . . . . 38

   7       BENEFICIARIES AND DEATH BENEFITS. . . . . . . . . . 39
        (a)          Designation of Beneficiary. . . . . . . . 39
        (b)          Beneficiary Priority List . . . . . . . . 39

   8       BENEFITS FOR MEMBERS. . . . . . . . . . . . . . . . 41
        (a)          Retirement Benefit. . . . . . . . . . . . 41
        (b)          Death Benefit . . . . . . . . . . . . . . 41
        (c)          Termination of Employment Benefit . . . . 41
        (d)          Vesting . . . . . . . . . . . . . . . . . 41

   9       DISTRIBUTION OF BENEFITS. . . . . . . . . . . . . . 42
        (a)          Commencement. . . . . . . . . . . . . . . 42
        (b)          Benefit Forms . . . . . . . . . . . . . . 43
        (c)          Deferred Payments . . . . . . . . . . . . 43
        (d)          Withholding . . . . . . . . . . . . . . . 43
        (e)          Compliance with Code Requirements . . . . 44
        (f)          Distribution Limitations  . . . . . . . . 44
        (g)          Rollover Election . . . . . . . . . . . . 45

  10       HARDSHIP AND IN-SERVICE DISTRIBUTIONS . . . . . . . 47
        (a)          General Rule. . . . . . . . . . . . . . . 47
        (b)          Need. . . . . . . . . . . . . . . . . . . 47
        (c)          Satisfaction of Need. . . . . . . . . . . 48
        (d)          Limitations . . . . . . . . . . . . . .   49
        (e)          Accounting. . . . . . . . . . . . . . . . 49

                    AIRGAS, INC. 401(k) PLAN
        (Amended and Restated Effective January 1, 1997)

                        TABLE OF CONTENTS

Section
Page

  11       LOANS . . . . . . . . . . . . . . . . . . . . . . . 50
        (a)          Availability. . . . . . . . . . . . . . . 50
        (b)          Minimum Requirements. . . . . . . . . . . 50
        (c)          Accounting. . . . . . . . . . . . . . . . 52

  12       TITLE TO ASSETS . . . . . . . . . . . . . . . . . . 53

  13       AMENDMENT AND TERMINATION . . . . . . . . . . . . . 54
        (a)          Amendment . . . . . . . . . . . . . . . . 54
        (b)          Termination . . . . . . . . . . . . . . . 54
        (c)          Conduct on Termination. . . . . . . . . . 54

  14       LIMITATION OF RIGHTS. . . . . . . . . . . . . . . . 56
        (a)          Alienation. . . . . . . . . . . . . . . . 56
        (b)          Qualified Domestic Relations Order
Exception. . . . . . . . . . . . . . . . . . . . . . . . . . . 56
        (c)          Employment. . . . . . . . . . . . . . . . 56

  15       MERGERS, CONSOLIDATIONS OR TRANSFERS OF PLAN ASSETS 58

  16       PARTICIPATION BY RELATED ENTITIES . . . . . . . . . 59
        (a)          Commencement. . . . . . . . . . . . . . . 59
        (b)          Termination . . . . . . . . . . . . . . . 59
        (c)          Single Plan . . . . . . . . . . . . . . . 59
        (d)          Delegation of Authority . . . . . . . . . 59

  17       TOP-HEAVY REQUIREMENTS. . . . . . . . . . . . . . . 60
        (a)          General Rule. . . . . . . . . . . . . . . 60
        (b)          Calculation of Top-Heavy Status . . . . . 60
        (c)          Definitions . . . . . . . . . . . . . . . 60
        (d)          Combined Benefit Limitation . . . . . . . 63
        (e)          Vesting . . . . . . . . . . . . . . . . . 63
        (f)          Minimum Contribution. . . . . . . . . . . 63

  18       MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 65
        (a)          Incapacity. . . . . . . . . . . . . . . . 65
        (b)          Reversions. . . . . . . . . . . . . . . . 65
        (c)          Employee Data . . . . . . . . . . . . . . 66
        (d)          In Writing Requirement. . . . . . . . . . 66
        (e)          Law Governing . . . . . . . . . . . . . . 66
        (f)          Pronouns. . . . . . . . . . . . . . . . . 66
        (g)          Interpretation. . . . . . . . . . . . . . 66


1.     DEFINITIONS

           (a) "Accrued Benefit" shall mean on any date of determination the value of a Member's share of the Fund.

           (b) "Administrator" or "Plan Administrator" shall mean the entity, individual or group of individuals designated pursuant to subsection 2(a) to discharge the statutory responsibilities of a plan administrator under ERISA. As of the Restatement Effective Date, the Company is the Plan Administrator acting directly or through its subsidiary, Airgas Management, Inc.

           (c) "Annual Additions" shall mean the sum for any Limitation Year of (i) employer contributions, (ii) employee contributions, (iii) forfeitures and (iv) amounts described in sections 415(l)(1) and 419A(d)(2) of the Code, which are allocated to the account of a Member under the terms of a plan subject to section 415(c) of the Code. "Annual Additions" shall include excess contributions as defined in section 401(k)(8)(B) of the Code, excess aggregate contributions as defined in section 401(m)(6)(B) of the Code and excess deferrals as described in section 402(g) of the Code, regardless of whether such amounts are distributed or forfeited. "Annual Additions" shall not include (i) rollover contributions (as defined in sections 402(c), 403(a)(4), 403(b)(8) and 408(d)(3) of the Code) or (ii)
employee contributions to a simplified employee pension plan which are excludable from gross income under section 408(k)(6) of the Code.

           (d) "Board of Directors" shall mean the Board of Directors of the Company or any committee or delegee thereof designated in accordance with subsection 2(e)(ii).

           (e) "Break in Service" shall mean for any Employee any Plan Year in which he is not credited with more than 500
Hours of Service.

           (f)    "Code" shall mean the Internal Revenue Code of
1986, as amended, and the same as may be further amended from time to time.

           (g) "Committee" shall mean the individual or group of individuals designated pursuant to subsection 2(b) to control and manage the operation and administration of the Plan to the extent set forth herein.

           (h)    "Company" shall mean Airgas, Inc.

           (i) "Compensation" shall mean the total taxable income, other than bonuses, income from exercise of stock options, expense reimbursements, tuition reimbursements, car allowances, moving expenses, employer contributions to the Plan, the value of welfare benefits or perquisites, or similar items (whether or not includible in gross income) paid to an Employee for services by a Participating Company during a Plan Year plus amounts which an Employee elects to have withheld from his remuneration for services under this Plan or a plan which meets the requirements of section 125 of the Code. "Compensation" with respect to any Member for any Plan Year shall be limited to $150,000 (or an increased amount permitted in accordance with a cost of living adjustment under section 415(d) of the Code).


Notwithstanding the foregoing, "Compensation" for an Employee covered by the collective bargaining agreement between Midwest Carbide Corporation and the Oil, Chemical and Atomic Workers International Union, Keokuk Local No. 6-249, shall mean the Employee's basic hourly rate of pay for a Pay Period multiplied by the Hours of Service for which he was paid for such Pay Period.

           (j) "Employee" shall mean each and every person employed by a Participating Company or a Related Entity. The term "Employee" shall also include a person who is a "leased employee" (within the meaning of section 414(n)(2) of the Code) with respect to a Participating Company or a Related Entity except that no person who is a "leased employee" shall be eligible to participate in this Plan or be deemed an "Employee" for purposes of eligibility to participate.

           (k) "Entry Date" shall mean the first day of each calendar month of each Plan Year.

           (l) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the same as may be further amended from time to time.

           (m) "Fiduciary" shall mean a person who, with respect to the Plan, (i) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control with respect to management or disposition of the Plan's assets, (ii) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan, or has any authority or responsibility to do so, or (iii) has any discretionary authority or discretionary responsibility in the administration of the Plan.

           (n)    "Fund" shall mean the assets of the Plan.  All
Investment Categories shall be part of the Fund.

           (o)    "Hour of Service"

                  (i) General Rule. "Hour of Service" shall mean each hour (A) for which an Employee is directly or indirectly paid, or entitled to payment, by a Participating Company or a Related Entity for the performance of duties or (B) for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by a Participating Company or a Related Entity. These hours shall be credited to the Employee for the period or periods in which the duties were performed or to which the award or agreement pertains irrespective of when payment is made. The same hours shall not be credited under both (A) and (B) above.

                  (ii)  Paid Absences.  An Employee shall also
be credited with one "Hour of Service" for each hour for which the Employee is directly or indirectly paid, or entitled to payment, by a Participating Company or a Related Entity for reasons other than the performance of duties or absence due to vacation, holiday, illness, incapacity, disability, layoff, jury duty or authorized leave of absence for a period not exceeding one year for any reason in accordance with a uniform policy established by the Committee; provided, however, not more than 501 "Hours of Service" shall be credited to an Employee under this subsection
1(o)(ii) on account of any single, continuous period during which the Employee performs no duties and provided, further, that no credit shall be given if payment (A) is made or due under a plan


maintained solely for the purpose of complying with applicable worker's compensation, unemployment compensation or disability insurance laws or (B) is made solely to reimburse an Employee for medical or medically related expenses incurred by the Employee.

                  (iii) Military. An Employee shall also be credited with one "Hour of Service" for each hour during which the Employee is absent on active duty in the military service of the United States under leave of absence granted by a Participating Company or a Related Entity or when required by the Uniform Services Employment and Reemployment Rights Act of 1994,
section 414(u) of the Code or other law, provided he returns to employment with a Participating Company or a Related Entity within 90 days after his release from active duty or within such longer period during which his right to reemployment is protected by law.
                  (iv)  Equivalencies.  If, for Plan purposes,
an Employee's records are kept on other than an hourly basis as described above, the Committee, according to uniform rules applicable to a class of Employees or Members, may apply the following equivalencies for purposes of crediting "Hours of Service":

Basis Upon Which Records         Credit Granted to Individual if
Individual Earns                 One or More Hours of Service During
are Maintained                   Period

Shift                            Actual hours for full shift
Day                              10 Hours of Service
Week                             45 Hours of Service
Semi-Monthly Payroll Period      95 Hours of Service
Months of Employment             190 Hours of Service
                  (v)   Miscellaneous.  For purposes of this
subsection 1(o), the regulations issued by the Secretary of Labor at 29 CFR Section 2530.200b-2(b) and (c) are incorporated by reference. Nothing herein shall be construed as denying an Employee credit for an "Hour of Service" if credit is required by separate federal law.

           (p) "Investment Category" shall mean any separate investment fund which is made available under the terms of the Plan.

           (q)    "Investment Manager" shall mean any Fiduciary
(other than a Trustee) who:

                  (i)   has the power to manage, acquire, or
dispose of any asset of the Plan;

                  (ii)  is:

                        (A) registered as an investment advisor
under the Investment Advisers Act of 1940;

                        (B) a bank, as defined in that Act; or

                        (C) an insurance company qualified to
perform services described in subsection 1(q)(i) above under the laws of more than one state; and

                  (iii) has acknowledged in writing that he is a Fiduciary with respect to the Plan.

           (r) "Limitation Year" shall mean the consecutive twelve-month period commencing on January 1st and ending on December 31st.

           (s) "Matching Account" shall mean the portion of the Member's Accrued Benefit derived from Participating Company contributions under subsection 4(e) hereof and the corresponding provisions of the Plan as heretofore effective, adjusted as provided in subsection 4(f).

           (t) "Member" shall mean each and every Employee of a Participating Company who satisfies the requirements for participation under Section 3 hereof and each other person who has an Accrued Benefit held under the Plan.

           (u) "Normal Retirement Date" shall mean the date on which a Member attains age 65.

           (v)    "Parent Company Stock" shall mean Airgas, Inc.
common stock.

           (w)    "Participating Company" shall mean each
Related Entity with respect to the Company which adopts this Plan pursuant to Section 16. The term shall also include the Company, unless the context otherwise requires.

           (x) "Payroll Period" shall mean a weekly, bi-weekly, semi-monthly or monthly pay period or such other standard pay period of a Participating Company applicable to the class of Employees of which an individual is a part.

           (y) "Period of Service" shall mean the period of time commencing on the date on which an Employee first is credited with an Hour of Service or, if applicable, on the date following a Period of Severance of one year or more on which an Employee first is credited with an Hour of Service provided he requalifies for participation under subsection 3(c), and ending on the next following Severance Date. A Period of Severance of less than one year shall be included in a Period of Service for all purposes.

           (z) "Period of Severance" shall mean the period of time commencing on an Employee's Severance Date and ending on the date on which the Employee first again is credited with an Hour of Service, exclusive of periods during which an Employee is on an unpaid leave pursuant to the Family and Medical Leave Act of 1993.

           (aa) "Plan" shall mean the Airgas, Inc. 401(k) Plan as amended and restated as set forth herein effective January 1, 1997, and the same as may be amended from time to time.

           (ab) "Plan Year" shall mean the consecutive twelve-month period commencing on January 1st and ending on December
31st.

           (ac)   "Profit Sharing Account" shall mean the
portion of the Member's Accrued Benefit derived from contributions made under subsection 4(h) hereof and the corresponding provisions of the Plan as heretofore effective, adjusted as provided in subsection 4(i).

           (ad)   "Related Entity" shall mean (i) all
corporations which are members with a Participating Company in a controlled group of corporations within the meaning of section 1563(a) of the Code, determined without regard to sections 1563(a)(4) and (e)(3)(C) of the Code, (ii) all trades or businesses (whether or not incorporated) which are under common control with a Participating Company as determined by regulations promulgated under section 414(c) of the Code, (iii) all trades or businesses which are members of an affiliated service group with


a Participating Company within the meaning of section 414(m) of the Code and (iv) any entity required to be aggregated with a Participating Company under regulations prescribed under section 414(o) of the Code (to the extent provided in such regulations); provided, however, for purposes of Section 5, the definition shall be modified to substitute the phrase "more than 50%" for the phrase "at least 80%" each place it appears in section 1563(a)(1) of the Code. Furthermore, for purposes of crediting Hours of Service for eligibility to participate, employment as a "leased employee," within the meaning of section 414(n) of the Code, of a Participating Company or a Related Entity shall be treated as employment for a Participating Company or a Related Entity. For purposes of subsections 3(a) and 3(b) governing Hours of Service for purposes of eligibility to participate, an entity the stock or assets of which a Participating Company acquires shall be deemed a "Related Entity" for periods prior to such acquisition for persons who become Employees incident to such acquisition. In any other case, an entity is a "Related Entity" only during those periods in which it is included in a category described in this subsection.

           (ae)   "Restatement Effective Date" shall mean
January 1, 1997

           (af) "Rollover Account" shall mean the portion of the Member's Accrued Benefit derived from contributions made under subsection 4(j)(i) hereof and the corresponding provisions of the Plan as heretofore effective, adjusted as provided in subsection 4(j)(ii).

           (ag) "Salary Reduction Account" shall mean the portion of the Member's Accrued Benefit derived from contributions made under subsection 4(a) hereof and the corresponding provisions of the Plan as heretofore effective, adjusted as provided in subsection 4(c).

           (ah) "Severance Date" shall mean the earliest of the date an Employee quits, is discharged (or severed, if later), retires, dies or otherwise has an absence which causes him to cease to be an Employee. However, an Employee who terminates employment to enter the military service of the United States shall not suffer a Severance Date as of such date provided (i) such Employee's rights are protected by federal law and (ii) such Employee returns to employment with a Participating Company or a Related Entity within the period required by law for preservation of his rights. Under such circumstances, an Employee shall receive credit for Hours of Service for his entire period of absence. If the Employee does not return to employment with a Participating Company or Related Entity within the time prescribed by law, then the date he terminated employment shall be his Severance Date.

           (ai) "Trust Agreement" shall mean the agreement or agreements between the Company and a Trustee under which all or a portion of the Fund is held.

           (aj) "Trustee" shall mean such person, persons or corporate fiduciary designated pursuant to subsection 6(a) to manage and control all or a portion of the Fund pursuant to the terms of the Plan and a Trust Agreement.


           (ak) "Valuation Date" shall mean the last day of each Plan Year and such other dates as the Committee may specify from time to time. With respect to a Member's Accrued Benefit, the date of initial investment of new contributions or liquidation of a Member's investment credited to an Investment Category for reinvestment or distribution shall be the "Valuation Date" for purposes of determining the amount of investment, reinvestment or distribution.

           (al) "Year of Service for Eligibility" shall mean a consecutive twelve-month measuring period specified in the Plan in which an Employee is credited with 1,000 Hours of Service or more.
2.     ADMINISTRATION OF THE PLAN

           (a)    ERISA Reporting and Disclosure by
Administrator. The Company, through its Board of Directors, may designate a Plan Administrator. If no individual or group of individuals is designated or serving, the Company shall be the Administrator. The Administrator shall file all reports and distribute to Members and beneficiaries reports and other information required under ERISA or the Code and perform such duties as are assigned to the Administrator by the Plan or delegated to the Administrator by the Committee.

           (b) Committee. The Company, through its Board of Directors, shall designate a Committee which shall have the authority to control and manage the operation and administration of the Plan. If the Committee consists of more than two members, it shall act by majority vote. The Committee may (i) delegate all or a portion of the responsibilities of controlling and managing the operation and administration of the Plan to one or more persons, including the Administrator, and (ii) appoint agents, investment advisers, counsel, physicians or other representatives to render advice with regard to any of its responsibilities under the Plan. The Board of Directors may remove, with or without cause, the Committee or any Committee member. The Committee may remove, with or without cause, any delegate or adviser designated by it.

           (c) Multiple Capacities. Any person may serve in more than one fiduciary capacity.

           (d) Committee Powers. The responsibility to control and manage the operation and administration of the Plan shall include, but shall not be limited to, the performance of the following acts:

                  (i)   the filing of all reports required of
the Plan, other than those which are the responsibility of the Administrator;

                  (ii)  the distribution to Members and
beneficiaries of all reports and other information required of the Plan, other than reports and information required to be distributed by the Administrator;

                  (iii) the keeping of complete records of the administration of the Plan;

                  (iv)  the promulgation of rules and
regulations for administration of the Plan consistent with the terms and provisions of the Plan and the Trust Agreement; and

                  (v)   the interpretation of the Plan,
including the determination of any questions of fact arising under the Plan and the making of all decisions required by the Plan.

The Committee's interpretation of the Plan and any actions and decisions taken in good faith by the Committee based on its interpretation shall be final and conclusive. The Committee may correct any defect, or supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as shall be expedient to carry the Plan into effect and shall be the sole judge of such expediency.


           (e) Allocation of Fiduciary Responsibility. The Board of Directors, the Administrator, the Committee, each Trustee and each Investment Manager (if any) possess certain specified powers, duties, responsibilities and obligations under the Plan's governing instruments. It is intended under this Plan that each Fiduciary be responsible solely for the proper exercise of its own functions and that each not be responsible for any act or failure to act of another, unless otherwise responsible as a breach of its fiduciary duty or for breach of duty by another Fiduciary under ERISA's rules of co-fiduciary responsibility. In general:

                  (i)   the Board of Directors is responsible
for appointing and removing the Administrator, the Committee, each Trustee and each Investment Manager (if any); for amending the Plan, each Trust Agreement, and each asset management agreement (if any); and transferring the responsibility for any function from or to a particular Fiduciary;

                  (ii) the Board of Directors may delegate any power or duty it has under the Plan or a Trust Agreement, including, but not limited to, amending the Plan or a Trust Agreement, to a committee of the Board of Directors, to any officer or Employee of the Company or a Related Entity or to any other person or entity, in which case such delegee and not the Board of Directors, shall be responsible for exercise of the delegated functions;

                  (iii) the Committee is the Named Fiduciary
(within the meaning of ERISA) for the Plan and is responsible for administering the Plan, for adopting such rules and regulations as in the opinion of the Committee are necessary or advisable to implement and administer the Plan and to transact its business, and for providing a procedure for carrying out a funding policy and method consistent with the objectives of the Plan and the requirements of Title I of ERISA including, but not limited to, selecting or establishing Investment Categories for the Plan as provided for in Section 6, unless the Board of Directors establishes a funding policy or delegates the responsibility to establish a funding policy to another Fiduciary;

                  (iv)  the Administrator is responsible for
discharging the statutory duties of a plan administrator under ERISA and the Code and such duties that the Committee delegates to the Administrator or the Plan specifically assigns to the Administrator; and

                  (v) each Trustee and each Investment Manager (if any) is responsible for the management and control of the portion of the Fund over which it has control to the extent provided in its Trust Agreement or asset management agreement, respectively.

           (f)    Claims.  If, pursuant to the rules,
regulations or other interpretations of the Plan, the Committee denies the claim of a Member or beneficiary for benefits under the Plan, the Committee shall provide written notice, within 90 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

                  (i)   the specific reasons for such denial;


                  (ii)  the specific reference to the Plan
provisions on which the denial is based;

                  (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

                  (iv)  an explanation of the Plan's claim
review procedure and the time limitations of this subsection applicable thereto.

A Member or beneficiary whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

           (g) Fiduciary Compensation. The Committee or a Committee member, delegate, or adviser who already receives full-time pay from a Participating Company or a Related Entity shall serve without compensation from the Plan for his services as such, but he shall be reimbursed pursuant to subsection 2(h) for any reasonable expenses incurred by him in the administration of the Plan. The Committee or a Committee member, delegate, or adviser who is not already receiving full-time pay from a Participating Company may be paid such reasonable compensation as shall be agreed upon.

           (h) Plan Expenses. All expenses of administration of the Plan shall be paid out of the Fund unless paid by the Company or a Member. According to uniform rules, the Committee may charge expenses to a particular Investment Category, a particular Member's Accrued Benefit or a particular Member if the Committee determines that such allocation of expense or charge is desirable for the equitable administration of the Plan.

           (i) Fiduciary Insurance. If the Committee so directs, the Plan shall purchase insurance to cover the Plan from liability or loss occurring by reason of the act or omission of a Fiduciary provided such insurance permits recourse by the insurer against the Fiduciary in the case of a breach of a fiduciary obligation by such Fiduciary.

           (j) Indemnification. The Company shall indemnify and hold harmless to the maximum extent permitted by its by-laws each Fiduciary who is an Employee or who is an officer or director of a Participating Company or any Related Entity from any claim, damage, loss or expense, including litigation expenses and attorneys' fees, resulting from such person's service as a Fiduciary of the Plan provided the claim, damage, loss or expense does not result from the Fiduciary's gross negligence or intentional misconduct.

3.     PARTICIPATION IN THE PLAN

           (a)    Initial Eligibility

                  (i) Salary Reduction Contributions. Each and every Employee of a Participating Company who is not excluded under subsection 3(a)(iv) shall be eligible to make contributions under subsection 4(a) as of the first Entry Date after the Employee first is credited with an Hour of Service.

                  (ii) Matching Contributions. Each and every Employee of a Participating Company not excluded under subsection 3(a)(iv) shall be eligible and shall qualify to be allocated matching contributions for Payroll Periods commencing after the date such Employee is credited with one Year of Service for Eligibility.

                  (iii) Profit Sharing Contributions. Each and every Employee of a Participating Company not excluded under subsection 3(a)(iv) shall be eligible to be allocated profit sharing contributions, if any, made by the Participating Company which employs him for a Plan Year ending after the date such Employee is credited with one Year of Service for Eligibility.

                  (iv) Excluded Employees. Notwithstanding the foregoing provisions of this subsection,

                        (A) no Employee whose terms and
conditions of employment are determined by a collective bargaining agreement between employee representatives and a Participating Company shall be eligible to participate unless such collective bargaining agreement provides to the contrary, in which case such Employee shall be eligible to participate only to the extent provided in such agreement upon compliance with such provisions for eligibility and participation as such agreement shall provide; except that no Employee who has selected, or in the future selects, a union shall become ineligible during the period between his selection of the union and the execution of the first collective bargaining agreement which covers him;

                        (B) no Employee who is a summer student, co-operative student or student intern hired on an "as needed" or temporary basis shall be eligible to participate;

                        (C) no Employee who is hired as a
temporary or occasional Employee or in a temporary position shall be eligible to participate;

                        (D) no Employee who is a non-resident
alien who receives no income from sources within the United
States shall be eligible to participate; and

                        (E) no person who is an Employee by
reason of the second sentence of subsection 1(j) or any other person a Participating Company determines is not its Employee shall be eligible to participate, regardless of whether an administrative agency or court rules that such person is a Participating Company's employee for any purpose.




           (b) Measuring Service. For purposes of measuring service to satisfy the eligibility provisions of subsections 3(a)(ii) and (iii), the Year of Service for Eligibility computation period shall begin with the date on which the Employee first is credited with an Hour of Service; provided, however, if an Employee is credited with less than 1,000 Hours of Service in such measuring period, then subsequent measuring periods shall begin with the January 1st next following the Employee's date of hire and continue on a Plan Year basis thereafter.

           (c) Termination and Requalification. An Employee who has satisfied an applicable service requirement of subsection 3(a) and who subsequently becomes ineligible for any reason shall requalify for participation on the date on which he is next credited with an Hour of Service in an eligible job classification under subsection 3(a); provided, however, if the Employee has a Break in Service with respect to a Plan Year, he shall not be eligible under subsection 3(a)(ii) or (iii) for matching contributions or profit sharing contributions until he again satisfies the service requirement applicable thereto.

           (d) Special Rule for Rollovers. An Employee of a Participating Company who will be eligible to participate in the Plan after satisfying the service requirement of subsection 3(a)(i) may make a contribution to the Plan under subsection 4(i) on or after the date he first is credited with an Hour of Service. An Employee who makes a contribution under subsection 4(i) shall become a Member on the date of his contribution; however, such individual shall not be considered to be a Member for purposes of the remainder of Section 4 until he satisfies the applicable service requirements of subsection 3(a).

           (e) Termination of Membership. An Employee who becomes a Member shall remain a Member as long as he has an Accrued Benefit held under the Plan.

4.     MEMBER AND PARTICIPATING COMPANY CONTRIBUTIONS

           (a) Salary Reduction Contributions. Each Employee who becomes eligible to participate under subsection 3(a)(i) may contribute any even multiple of 1.0% of his Compensation, but not more than 15% (or such other percentage as may be applicable to a class of Members covered by a specific collective bargaining agreement) of his Compensation, for a Payroll Period, as he shall elect in a manner prescribed by the Committee. The initial election to contribute may be effective as of the first day of any calendar month. Such contribution shall be accomplished through direct reduction of Compensation in each Payroll Period that the election is in effect. For purposes of the Code, such contribution shall be deemed to be made by the Member's employer. A Member may elect to increase, reduce or terminate his contributions from time to time. All such elections shall be made in a manner and shall become effective on the date prescribed therefor by the Committee. Contributions made by Participating Companies under this subsection shall be made at such times as the Company determines and shall be allocated to the Salary Reduction Accounts of the Members from whose Compensation the contributions were withheld in an amount equal to the amount withheld.

           (b)    Salary Reduction Contribution Limitations.
Contributions under subsection 4(a) shall be limited as provided below:

                  (i) Exclusion Limit. The maximum amount of contribution which any Member may make in any calendar year under subsection 4(a) is $9,500 (or such increased annual amount resulting from a cost of living adjustment pursuant to sections 402(g)(5) and 415(d)(1) of the Code), reduced by the amount of elective deferrals by such Member under all other plans, contracts or arrangements of any Participating Company or Related Entity. If the contribution under subsection 4(a) for a Member for any calendar year exceeds $9,500 (or such increased annual amount resulting from an adjustment described above), the Committee shall direct the Trustee to distribute the excess amount (plus any income and minus any loss allocable to such amount) to the Member not later than the April 15th following the close of such calendar year. If (A) a Member participates in another plan which includes a qualified cash or deferred arrangement, (B) such Member contributes in the aggregate more than the exclusion limit under this Plan and the corresponding provisions of the other plan and (C) the Member notifies the Committee not later than the March 1st following the close of such calendar year of the portion of the excess the Member has allocated to this Plan, then the Committee may direct the Trustee to distribute to the Member not later than April 15th following the close of such calendar year the excess amount (plus any income and minus any loss allocable to such amount) which the Member allocated to this Plan. A Member shall be deemed to have given the notification described in (C) above if the excess results from contributions solely to this Plan or plans sponsored by Related Entities.

                  (ii)  Discrimination Test Limits.  The
Committee may limit the maximum amount of contribution for Members who are "highly compensated employees" (as defined below) to the extent it determines that such limitation is necessary to


keep the Plan in compliance with section 401(a)(4) or section 401(k)(3) of the Code. Any limitation shall be effective for all Payroll Periods following the announcement of the limitation.
For purposes of Section 4 of the Plan, the term "highly compensated employee" for a Plan Year shall mean an Employee who is described in either or both of the following groups:

                        (A) an Employee who was a 5% owner, as
defined in section 416(i)(1) of the Code, at any time during the current Plan Year or last preceding Plan Year; or

                        (B) an Employee who receives
"compensation" (as defined below) in excess of $80,000 (or an increased amount resulting from a cost of living adjustment) during the preceding Plan Year and, if the Company elects, was in the "top-paid group" (as defined below) for the preceding Plan Year.

                  For purposes hereof, the following rules and definitions shall apply:

                        (C) The "top-paid" group consists of the top 20% of Employees ranked on the basis of "compensation" received during the year. For purposes of determining the number of Employees in the "top-paid" group, Employees described in section 414(q)(5) of the Code and Q & A 9(b) of section 1.414(q)- 1T of the regulations thereunder are excluded.

                        (D) "Compensation" is compensation
within the meaning of section 415(c)(3) of the Code and for the 1997 Plan Year also includes elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity under sections 125, 402(e)(B), 402(h)(B) and 403(b) of the Code.

                        (E) Employers aggregated under section
414(b), (c), (m), or (o) of the Code are treated as a single employer.

           (c) Salary Reduction Account. Each Member's salary reduction contributions, as adjusted for investment gain or loss and income or expense, constitute such Member's Salary Reduction Account. A Member shall at all times have a nonforfeitable interest in the portion of his Accrued Benefit derived from his Salary Reduction Account.

           (d)    Compliance with Salary Reduction Contributions
Discrimination Tests

                  (i)   Rule.  In no event shall the "average
actual deferral percentage" (as defined below) for Members who are "highly compensated employees" in a testing group for any Plan Year bear a relationship to the "average actual deferral percentage" for Members who are not "highly compensated employees" in such testing group which does not satisfy either subsection 4(d)(i)(A) or (B) below. The test shall be separately performed for each testing group. Each group of Members who participate in the Plan pursuant to a collective bargaining agreement shall be a separate testing group and all other Members shall be a separate testing group.


                        (A) The requirement shall be satisfied
for a Plan Year if the "average actual deferral percentage" for the Plan Year for the group of Members who are "highly compensated employees" for the Plan Year is not more than the "average actual deferral percentage" for the preceding Plan Year of all Members who are not "highly compensated employees" for the preceding Plan Year multiplied by 1.25.

                        (B) The requirement shall be satisfied
for a Plan Year if (1) the excess of the "average actual deferral percentage" for the Plan Year for the Members who are "highly compensated employees" for the Plan Year over the "average actual deferral percentage" for the preceding Plan Year of all Members who are not "highly compensated employees" for the preceding Plan Year is not more than two percentage points (or such lower amount as may be required by applicable regulations under the Code) and
(2) the "average actual deferral percentage" for the Plan Year for Members who are "highly compensated employees" for the Plan Year is not more than the "average actual deferral percentage" for the preceding Plan Year of all Members who are not "highly compensated employees" for the preceding Plan Year multiplied by two (or such lower multiple as may be required by applicable regulations under the Code).

                        (C) The Plan may test using the actual
deferral percentage for non-highly compensated employees for the current Plan Year rather than the preceding Plan Year if the Administrator so elects. The Administrator may only revoke such an election in accordance with rules promulgated by the Secretary of the Treasury.

                  (ii)  Qualified Nonelective Contributions or
Refunds. If the relationship of the "average actual deferral percentages" does not satisfy subsection 4(d)(i) for any Plan Year, the Participating Companies may make "qualified nonelective contributions" (within the meaning of the regulations promulgated under section 401(k) of the Code) in an equal dollar amount for all or a class of eligible "nonhighly compensated employees". Such contributions shall be treated for all purposes of the Plan as contributions made by a Member under subsection 4(a) for the Plan Year for which they are made and shall be a part of the Member's Salary Reduction Account. If the Participating Companies do not make such contributions or such contributions do not result in satisfaction of subsection 4(d)(i), then the Committee shall direct the Trustee to distribute the "excess aggregate contribution" (as defined below) for such Plan Year (plus any income and minus any loss allocable thereto for the Plan Year in which the contributions were made as determined under the Plan's method for allocating income and loss) within twelve months after the close of the Plan Year to the "highly compensated employees" on the basis of the amount of contributions attributable to each until the "excess aggregate contribution" is eliminated. The amount of excess contributions to be distributed shall be reduced by excess deferrals previously distributed for the taxable year ending in the same Plan Year and excess deferrals to be distributed for a taxable year shall be reduced by excess contributions previously distributed for the Plan Year beginning in such taxable year.

                  (iii) Additional Definitions. For purposes of this subsection 4(d), the term "Member" shall mean each Employee eligible to make contributions under subsection 4(a) at any time


during a Plan Year. The "average actual deferral percentage" for a specific group of Members for a Plan Year shall be the average of the "actual deferral percentage" for each Member in the group for such Plan Year. The "actual deferral percentage" for a particular Member for a Plan Year shall be the ratio of the amount of contributions made under subsection 4(a) no later than twelve months after the close of the relevant Plan Year for such Member out of amounts that would have been received by him in the Plan Year but for his election under subsection 4(a) and which are allocated to the Member on or before the last day of the Plan Year without regard to participation or performance of services thereafter to the Member's "compensation" for such Plan Year.
For this purpose, "compensation" means compensation for service performed for a Participating Company which is currently includable in gross income or which is excludable from gross income pursuant to an election under a qualified cash or deferred arrangement under section 401(k) of the Code or a cafeteria plan under section 125 of the Code; provided, however, the Company may elect to limit compensation for all Members to amounts paid during the portion of the Plan Year during which the Member was eligible to participate in the Plan or use any definition of compensation permissible under section 414(s) of the Code and the regulations thereunder. The "excess aggregate contribution" for any Plan Year is the excess of the aggregate amount of contributions paid over to the Fund pursuant to subsection 4(a) on behalf of "highly compensated employees" for such Plan Year over the maximum amount of such contributions permitted for "highly compensated employees" under subsection 4(d)(i).

                  (iv)  Aggregation of Contributions.  The
"actual deferral percentage" for any Member who is a "highly compensated employee" for the Plan Year and who is eligible to make elective contributions excludable from income under sections 401(k) and 402(a)(8) of the Code to any plan maintained by a Participating Company or a Related Entity shall be determined as if all such contributions were made under this Plan.

                  (v) Aggregation of Plans. In the event that this Plan satisfies the requirements of section 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of section 401(a)(4) or 410(b) of the Code only if aggregated with this Plan, then subsection 4(d)(i) shall be applied by determining the "actual deferral percentages" of Members as if all such plans were a single plan.

                  (vi)  Testing Alternatives.  To the extent
permitted by the Code, the Plan may treat contributions made under subsection 4(a) as contributions made under subsection 4(e), and vice versa, to facilitate satisfaction of any applicable nondiscrimination requirement.

           (e)    Participating Company Matching Contributions

                  (i)   Amount.  Each Participating Company
shall contribute with respect to each Member employed by it who is eligible under subsection 3(a)(ii) an amount equal to the lesser of (A) 50% of Member's salary reduction contribution for each Payroll Period commencing after he has completed a Year of Service for Eligibility or (B) 2% of the Member's Compensation for such Payroll Period. No Member covered by a collective


bargaining agreement shall be eligible for a contribution under this subsection unless the collective bargaining agreement covering him so provides. If the Member is eligible, the rate and amount of matching contributions shall be as provided in the collective bargaining agreement.

                  (ii)  Payment Date.  The Participating
Companies shall pay over to the Fund all contributions required under this subsection no later than the due date, including extensions, for filing the Participating Companies' federal income tax returns for the taxable year ended coincident with or immediately following the end of the Plan Year with respect to which such contributions are to be made.

           (f) Matching Account. The Participating Company contributions allocated to a Member under subsection 4(e) and the corresponding provisions of the Plan as heretofore effective, all as adjusted for the investment gain or loss and income or expense, constitute the Member's Matching Account. A Member shall at all times have a nonforfeitable interest in the portion of his Accrued Benefit derived from his Matching Account.

           (g)    Compliance with Participating Company Matching
Contributions Discrimination Tests

                  (i)   Rule.  In no event shall the "average
actual contribution percentage" (as defined below) for Members who are "highly compensated employees" for any Plan Year bear a relationship to the "average actual contribution percentage" for Members who are not "highly compensated employees" which does not satisfy either subsection 4(g)(i)(A) or (B) below. The requirement of this subsection shall not apply to Members who participate in this Plan pursuant to a collective bargaining agreement, and any such Members shall be excluded from the testing group.

                        (A) The requirement shall be satisfied
for a Plan Year if the "average actual contribution percentage" for the Plan Year for the group of Members who are "highly compensated employees" for the Plan Year is not more than the "average actual contribution percentage" for the preceding Plan Year of all Members who are not "highly compensated employees" for the preceding Plan Year multiplied by 1.25.

                        (B) The requirement shall be satisfied
for a Plan Year if (1) the excess of the "average actual contribution percentage" for the Plan Year for the Members who are "highly compensated employees" for the Plan Year over the "average actual contribution percentage" of all Members who are not "highly compensated employees" for the preceding Plan Year is not more than two percentage points (or such lower amount as may be required by applicable regulations under the Code) and (2) the "average actual contribution percentage" for the Plan Year for Members who are "highly compensated employees" for the Plan Year is not more than the "average actual contribution percentage" for the preceding Plan Year of all Members who are not "highly compensated employees" for the preceding Plan Year multiplied by two (or such lower multiple as may be required by applicable regulations under the Code).

                        (C) The Plan may test using the actual
deferral percentage for nonhighly compensated employees for the current Plan Year rather than the preceding Plan Year if the Administrator so elects. The Administrator may only revoke such an election in accordance with rules promulgated by the Secretary of the Treasury.

                  (ii)  Refund.  If the relationship of the
"average actual contribution percentages" does not satisfy subsection 4(g)(i) for any Plan Year, then the Committee shall direct the Trustee to distribute the "excess aggregate contribution" (as defined below) for such Plan Year (plus any income and minus any loss allocable thereto for the Plan Year in which the contributions were made as determined under the Plan's method for allocating income and loss) within twelve months after the close of the Plan Year to the "highly compensated employees" on the basis of the amount of contributions attributable to each until the "excess aggregate contribution" is eliminated.

                  (iii) Additional Definitions. For purposes of this subsection 4(g), the term "Member" shall mean each Employee not covered by a collective bargaining agreement eligible to receive a matching contribution under subsection 4(e) at any time


during a Plan Year. The "average actual contribution percentage" for a specific group of Members for a Plan Year shall be the average of the "actual contribution percentage" for each Member in the group for such Plan Year. The "actual contribution percentage" for a particular Member for a Plan Year shall be the ratio of the sum of (A) the amount of contributions made under subsection 4(e) no later than twelve months after the close of the Plan Year for such Member which are allocated to the Member on or before the last day of the Plan Year without regard to participation or performance of services thereafter, (B) elective contributions of a nonhighly compensated employee which are permitted to be treated as matching contributions under regulations promulgated under section 401(m) of the Code to the Member's "compensation" for such Plan Year and (C) after tax employee contributions which are Annual Additions. For this purpose, "compensation" means compensation for service performed for a Participating Company which is currently includable in gross income or which is excludable from gross income pursuant to an election under a qualified cash or deferred arrangement under section 401(k) of the Code or a cafeteria plan under section 125 of the Code; provided, however, the Company may elect to limit compensation for all Members to amounts paid during the portion of the Plan Year during which the Member was eligible to participate in the Plan or use any definition of compensation permissible under section 414(s) of the Code and the regulations thereunder. The "excess aggregate contribution" for any Plan Year is the excess of the aggregate amount of matching contributions paid over to the Fund pursuant to subsection 4(e) on behalf of "highly compensated employees" for such Plan Year over the maximum amount of such matching contributions permitted for "highly compensated employees" under subsection 4(g)(i).

                  (iv)  Aggregation of Contributions.  The
"actual contribution percentage" for any Member who is a "highly compensated employee" for the Plan Year and who is eligible to make after-tax contributions to any plan subject to section 415 of the Code maintained by a Participating Company or a Related Entity or to have employer matching contributions within the meaning of section 401(m)(4)(A) of the Code allocated to his account under two or more plans described in section 401(a) of the Code that are maintained by a Participating Company or a Related Entity shall be determined as if all such contributions were made under this Plan and each other Plan.

                  (v) Aggregation of Plans. In the event that this Plan satisfies the requirements of section 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of section 401(a)(4) or 410(b) of the Code only if aggregated with this Plan, then subsection 4(g)(i) shall be applied by determining the "actual contribution percentages" of Members as if all such plans were a single plan.

                  (vi)  Aggregate Limit -- Multiple Use of
Alternative Limitation. The provisions of section 1.401(m)-2(b) of the regulations under section 401(m) of the Code are hereby incorporated by reference. If the limitation thereof is exceeded, it shall be corrected through reduction of the "actual contribution percentage" in the manner specified in subsection 4(g)(iii) with respect to "highly compensated employees" eligible under both subsection 4(a) and subsection 4(e) of the Plan.

                  (vii) Testing Alternatives. To the extent permitted by the Code, the Plan may treat contributions made under subsection 4(e) as contributions made under subsection 4(a), and vice versa, to facilitate satisfaction of any applicable nondiscrimination requirement.

           (h)    Profit Sharing Contributions

                  (i)   Amount.  For each Plan Year each
Participating Company may make contributions to the Fund in such amounts as the Company, in its absolute discretion, shall determine; provided, however, the aggregate contribution for a Plan Year shall not exceed any applicable limitation of Section 4 or 5. The Company shall either (A) designate the payment in writing to the Trustee as a payment on account of its taxable year which ends coincident with or next following such Plan Year or (B) claim such payment as a deduction on its federal income tax return for such taxable year. The Participating Companies shall pay the contribution, if any, for a Plan Year on or before the date (including any extensions thereof) on which they are required to file their federal income tax returns for the taxable year which ends coincident with such Plan Year.

                  (ii) Allocation of Contributions. As of the last day of each Plan Year, the Committee shall allocate to the Profit Sharing Account of each eligible Member a portion of the amount, if any, contributed to the Fund in respect of such Plan Year by the Participating Company employing him on the last day of such Plan Year. Eligible Members shall be limited to Employees who (A) have satisfied the eligibility requirements of subsection 3(a)(iii), (B) are employed by a Participating Company on the last day of the Plan Year and (C) are not excluded under subsection 3(a)(iv). The Committee shall allocate the amount among eligible Members employed by a contributing Participating Company on the last day of the Plan Year in the ratio that each such Member's Compensation for the Plan Year bears to the Compensation of all eligible Members for such Plan Year. Notwithstanding the foregoing, the contribution of Sierra Airgas shall be allocated to Members who were employed by it on both the first and last day of the Plan Year and who were credited with 1,000 Hours of Service in such Plan Year. Sixty percent of such contribution shall be allocated in proportion to Compensation, as described above, and 40% shall be allocated in proportion to years of service where a Member is credited with one year for each calendar year, including years prior to the date the Plan became effective, in which he is credited with 1,000 Hours of Service.

                  (iii) Collective Bargaining Units. Notwithstanding subsections 4(h)(i) and (ii) above, each Participating Company shall make any formula profit sharing contribution required by a collective bargaining agreement in accordance with the terms thereof. Such contribution shall be allocated among Members eligible under the terms of the applicable collective bargaining agreement as provided therein.

           (i) Profit Sharing Account. The Participating Company contributions allocated to a Member under subsection 4(h) and the corresponding provisions of the Plan as heretofore effective, all as adjusted for investment gain or loss and income or expense, constitute the Member's Profit Sharing Account. A Member shall at all times have a nonforfeitable interest in the portion of his Accrued Benefit derived from his Profit Sharing Account.

           (j)    Rollovers

                  (i) Contributions. Each Employee eligible under subsection 3(e) and each Member actively employed by a Participating Company may contribute to the Fund an amount constituting an "eligible rollover distribution" from a "qualified trust," both within the meaning of section 402(c)(4) of the Code, from a previous employer's retirement plan (or an individual retirement account consisting solely of an "eligible rollover distribution" from a "qualified trust").

                  (ii)  Rollover Account.  Each Member's
contributions under subsection 4(j)(i) and the corresponding provisions of the Plan as heretofore effective, all as adjusted for investment gain or loss and income or expense, constitute such Member's Rollover Account. A Member shall at all times have a nonforfeitable interest in the portion of his Accrued Benefit derived from his Rollover Account.

                  (iii) Refunds. If an Employee makes a contribution under this subsection 4(j) which the Committee subsequently determines is not eligible for contribution under section 402 of the Code, then the Committee shall take such corrective action as the Committee determines is necessary or appropriate under applicable law.

           (k) Voluntary Contributions. A Member shall not be permitted to make contributions to the Plan other than as permitted under subsection 4(a) or 4(j).

           (l) Payroll Taxes. The Participating Companies shall withhold from the Compensation of the Members and remit to the appropriate government agencies such payroll taxes and income withholding as the Company determines is or may be necessary under applicable statutes or ordinances and the regulations and rulings thereunder.

           (m) Deductibility. All Participating Company contributions are expressly conditioned upon their deductibility for federal income tax purposes. Nondeductible contributions shall be abated and to the extent permitted by applicable law, refunded, starting with contributions made under subsection 4(h), then 4(e) and finally 4(a).

5.     MAXIMUM CONTRIBUTIONS AND BENEFITS

           (a) Defined Contribution Limitation. In the event that the amount allocable to a Member from contributions to the Fund with respect to any Plan Year would cause the Annual Additions allocated to any Member under this Plan plus the Annual Additions allocated to such Member under any other plan maintained by a Participating Company or a Related Entity to exceed for any Limitation Year the lesser of (i) $30,000 (or, if greater, one-fourth of the dollar limitation in effect under subsection 415(b)(1)(A) of the Code for such Limitation Year) or
(ii) 25% of such Member's compensation (as defined in subsection 5(d)) for such Limitation Year, then such amount allocable to such Member shall be reduced by the amount of such excess to determine the actual amount of the contribution allocable to such Member with respect to such Plan Year. If the excess amount results from a reasonable error in determining the amount of contribution that may be made under subsection 4(a) without violating the limitation of this subsection, then the excess amount with earnings attributable thereto shall be refunded to the Member. Otherwise, the excess amount with earnings attributable thereto allocable to a Member's Accrued Benefit shall be held in a suspense account and shall be used to reduce contributions allocable to the Member for the next Limitation Year (and succeeding Limitation Years as necessary) provided the Member is covered by the Plan as of the end of the Limitation Year. However, if the Member is not covered by the Plan as of the end of the Limitation Year, then the excess amount shall be held unallocated in a suspense account and shall be allocated, after adjustment for investment gains or losses, among all Employees eligible to make contributions under subsection 4(a) for such Limitation Year as an equal percentage of their Compensation for such Limitation Year. No excess amount may be distributed to a Member or former Member.

           (b) Combined Limitation. In addition to the limitation of subsection 5(a), if a Participating Company or a Related Entity maintains or maintained a defined benefit plan and the amount required to be contributed to the Fund with respect to any Plan Year would cause the aggregate amount allocated to any Member under all defined contribution plans maintained by any Participating Company or Related Entity to exceed the maximum allocation as determined in subsection 5(c), then such amount required to be contributed with respect to such Member shall be reduced by the amount of such excess to determine the actual amount of the contribution with respect to such Member for such Plan Year. Notwithstanding the foregoing, if an excess amount is contributed with respect to any Member, then the excess allocation shall be reallocated or held in a suspense account in accordance with subsection 5(a). The limitation of this subsection shall be applied to the Member's benefit from the defined benefit plan prior to reduction of the Member's Annual Additions under this Plan.

           (c) Combined Limitation Computation. The maximum allocation is the amount of Annual Additions which may be allocated to a Member's benefit without permitting the sum of the defined benefit plan fraction (as hereinafter defined) and the defined contribution plan fraction (as hereinafter defined) from exceeding 1.0 for any Limitation Year. The defined benefit plan fraction applicable to a Member for any Limitation Year is a fraction, the numerator of which is the projected annual benefit of the Member under the plan determined as of the close of the Limitation Year and the denominator of which is the lesser of (i) the product of 1.25 multiplied by the maximum then permitted dollar amount of straight life annuity payable under the defined benefit plan maximum benefit provisions of the Code and (ii) the product of 1.4 multiplied by the maximum permitted amount of straight life annuity, based on the Member's compensation, payable under the defined benefit plan maximum benefit provisions of the Code. For purposes of this subsection 5(c), a Member's projected annual benefit is equal to the annual benefit, expressed in the form of a straight life annuity, to which the Member would be entitled under the terms of the defined benefit plan based on the assumptions that (i) the Member will continue employment until reaching his normal retirement age under the plan (or current age, if later) at a rate of compensation equal to that for the Limitation Year under consideration and (ii) all other relevant factors used to determine benefits under the plan for the Limitation Year under consideration will remain constant for future Limitation Years. The defined contribution plan fraction applicable to a Member for any Limitation Year is a fraction, the numerator of which is the sum of the Annual Additions for all Limitation Years allocated to the Member as of the close of the Limitation Year and the denominator of which is the sum of the lesser, separately determined for each Limitation Year of the Member's employment with a Participating Company or Related Entity, of (i) the product of 1.25 multiplied by the maximum dollar amount of Annual Additions which could have been allocated to the Member under the Code for such Limitation Year and (ii) the product of 1.4 multiplied by the maximum amount, based on the Member's compensation, of Annual Additions which could have been allocated to the Member for such Limitation Year.

           (d)    Definition of "Compensation" for Code
Limitations.  For purposes of the limitations on the allocation


of Annual Additions to a Member and maximum benefits under a defined benefit plan as provided for in this Section 5, "compensation" for a Limitation Year shall mean the sum of amounts paid by a Participating Company or a Related Entity to the Member with respect to personal services rendered by the Member during the Limitation Year plus (i) amounts received by the Member (A) through accident or health insurance or under an accident or health plan maintained or contributed to by a Participating Company or a Related Entity and which are includable in the gross income of the Member, (B) through a plan contributed to by a Participating Company or a Related Entity providing payments in lieu of wages on account of a Member's permanent and total disability, or (C) as a moving expense allowance paid by a Participating Company or a Related Entity and which are not deductible by the Member for federal income tax purposes; (ii) the value of a non-statutory stock option granted by a Participating Company or a Related Entity to the Member to the extent included in the Member's gross income for the taxable year in which it was granted; and (iii) the value of property transferred by a Participating Company or a Related Entity to the Member which is includable in the Member's gross income due to an election by the Member under section 83(b) of the Code. "Compensation" shall not include (i) contributions made by a Participating Company or a Related Entity to a deferred compensation plan to the extent that, before application of the limitations of section 415 of the Code to the plan, such contributions are not includable in the Member's gross income for the taxable year in which contributed, (ii) Participating Company or Related Entity contributions made on behalf of a Member to a simplified employee pension plan to the extent they are deductible by the Member under section 219(b) of the Code, (iii) distributions from a deferred compensation plan (except from an unfunded nonqualified plan when includable in gross income), (iv) amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by a Member either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (v) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified or incentive stock option, and (vi) other amounts which receive special tax benefits, such as premiums for group term life insurance (to the extent excludable from gross income) or Participating Company or Related Entity contributions towards the purchase of an annuity contract described in section 403(b) of the Code. Notwithstanding the foregoing, for Plan Years beginning after December 31, 1997, elective deferrals as defined in section 402(g)(3) of the Code and any amount which is contributed or deferred by a Participating Company at the election of an Employee and which is not included in gross income of the Employee by reason of section 125 or 457 of the Code shall be included in "compensation".

           (e) Transition Provision. Notwithstanding the foregoing provisions of this Section 5, the benefit of a Member on January 1, 1987 under a defined benefit pension plan shall not be less than it was on December 31, 1986 by reason of the reduction in the dollar limit of section 415(b) of the Code which then became effective. However, amounts in excess of the limitation by reason of changes in the terms and conditions of a defined benefit pension plan made after May 5, 1986 shall not be preserved.

6.     ADMINISTRATION OF FUNDS

           (a) Investment Control. Pursuant to the terms of the Trust Agreement, the management and control of the assets of the Plan shall be vested in the Trustee designated from time to time by the Company through its Board of Directors; provided, however, the Company through its Board of Directors may appoint one or more Investment Managers to manage, acquire or dispose of any assets of the Plan. The Committee shall instruct the Trustee or an Investment Manager to establish Investment Categories for selection by the Members and may at any time add to or delete from the Investment Categories.

           (b) Parent Company Stock. The Committee shall establish an Investment Category consisting solely of Parent Company Stock. All dividends or other distributions with respect thereto shall be applied to purchase additional Parent Company Stock. The Trustee may acquire Parent Company Stock from any source, including the public market, in private transactions, from the Company's treasury shares or from authorized but unissued shares. A Member may elect in accordance with subsection 6(c) that all or a portion of his Accrued Benefit be applied to purchase Parent Company Stock. A Member shall have the right to direct the Trustee to vote Parent Company Stock allocated to him in accordance with procedures established under the Trust Agreement.

           (c) Member Elections. In accordance with rules established by the Committee, each Member shall have the right to designate the Investment Category or Categories in which new contributions allocated to such Member and prior balances are invested. Any designation or change in designation of Investment Category shall be made in such manner and be subject to such frequency limitations as the Committee shall from time to time specify. The designation or change shall become effective as of the date specified by the Committee on or after which it is received. Any election of Investment Category by any Member shall, on its effective date, cancel any prior election. The right to elect Investment Categories as set forth herein shall be the sole and exclusive investment power granted to Members. The Committee may limit the right of a Member (i) to increase or decrease his contributions to a particular Investment Category,
(ii) to transfer amounts to or from a particular Investment Category or (iii) to transfer amounts between particular Investment Categories, if such limitation is required by the rules establishing an Investment Category or necessary to facilitate administration of the Plan. In accordance with subsection 2(d), the Committee may promulgate separate accounting and administrative rules to facilitate the establishment or maintenance of an Investment Category.

           (d) No Member Election. If a Member does not make a written election of Investment Category, the Committee shall direct that all amounts allocated to such Member be invested in the Investment Category which, in the opinion of the Committee, best protects principal.

           (e) Facilitation. Notwithstanding any instruction from any Member for investment of funds in an Investment Category as provided for herein, the Trustee shall have the right to hold uninvested or invested in a short-term investment fund any amounts intended for investment or reinvestment until such time


as investment may be made in accordance with the Plan and the Trust Agreement.

           (f)    Valuations.  The Fund and each Investment
Category shall be valued at fair market value as of each Valuation Date.

           (g) Allocation of Gain or Loss. The Trustee may maintain accounts for each Member's investment in each Investment Category. If such separate accounts are not maintained, then any increase or decrease in the market value of each Investment Category of the Fund since the preceding Valuation Date, as computed pursuant to subsection 6(f), and all accrued income or expense and realized profit or loss shall be added to or deducted from the account of each Member in the ratio that each Member's account in such Investment Category at the prior Valuation Date adjusted on a uniform basis to reflect contributions and withdrawals during the valuation period bears to the total of all such adjusted accounts in such Investment Category; provided, however, such allocation for the first period following the establishment of an Investment Category shall be made based on the ratio that the amount allocated to each Member in such Investment Category in the period bears to the total amount allocated to such Investment Category in the period.

           (h) Bookkeeping. The Committee shall direct that separate bookkeeping accounts be maintained to reflect each Member's Salary Reduction Account, elective contributions under subsection 4(a), Matching Account, Profit Sharing Account and Rollover Account.

7.     BENEFICIARIES AND DEATH BENEFITS

           (a) Designation of Beneficiary. Each Member shall have the right to designate one or more beneficiaries and contingent beneficiaries to receive any benefit to which such Member may be entitled hereunder in the event of the death of the Member prior to the complete distribution of such benefit by filing a written designation with the Committee on the form prescribed by the Committee. Such Member may thereafter designate a different beneficiary at any time by filing a new written designation with the Committee. Notwithstanding the foregoing, if a married Member designates a beneficiary other than his spouse, such designation shall not be valid unless the spouse consents thereto in writing witnessed by a notary public or authorized representative of the Plan. A spouse's consent given in accordance with the Committee's rules shall be irrevocable by the spouse with respect to the beneficiary then designated by the Member unless the Member makes a new beneficiary designation. Any written designation shall become effective only upon its receipt by the Committee or its designee. If the beneficiary designated pursuant to this subsection dies on or before the commencement of distribution of benefits and the Member fails to make a new designation, then his beneficiary shall be determined pursuant to subsection 7(b). Notwithstanding the above, to the extent provided in a qualified domestic relations order (within the meaning of section 414(p) of the Code) the former spouse of the Member may be treated as the spouse of the Member for purposes of this subsection, and the current spouse will not be treated as the Member's spouse for such purposes.

           (b) Beneficiary Priority List. If (i) a Member omits or fails to designate a beneficiary, (ii) no designated beneficiary survives the Member or (iii) the Committee determines that the Member's beneficiary designation is invalid for any reason, then the death benefits shall be paid to the Member's surviving spouse, or if the Member is not survived by his spouse, then to the Member's estate. If the Member's designated beneficiary dies after the Member but before distribution of benefits, then the death benefits shall be paid to the beneficiary's estate.

8.     BENEFITS FOR MEMBERS

       The following are the only post-employment benefits provided by the Plan:

           (a)    Retirement Benefit

                  (i)   Valuation.  Each Member who retires on
or after his Normal Retirement Date shall be entitled to a retirement benefit equal to 100% of the Member's Accrued Benefit on the Valuation Date as of which his Accrued Benefit is liquidated for distribution. Distribution will be made at the time and the manner provided by Section 9.

                  (ii) Late Retirement. A Member who continues employment beyond his Normal Retirement Date shall continue to participate in the Plan.

           (b) Death Benefit. In the event of the death of a Member, 100% of the Member's Accrued Benefit on the Valuation Date after his death as of which his Accrued Benefit is liquidated for distribution shall constitute his death benefit and shall be distributed pursuant to Sections 7 and 9 (i) to his designated beneficiary or (ii) if no designation of beneficiary is then in effect, to the beneficiary determined pursuant to subsection 7(b).

           (c) Termination of Employment Benefit. In the event a Member terminates employment with all Participating Companies and all Related Entities for reasons other than those covered by subsections 8(a) and 8(b) above, the Member shall be entitled to receive a benefit equal to 100% of his Accrued Benefit on the Valuation Date on which his Accrued Benefit is liquidated for distribution. Distributions shall be made at the time and in the manner provided by Section 9.

           (d) Vesting. A Member shall have a nonforfeitable right to his Accrued Benefit at all times.

9.     DISTRIBUTION OF BENEFITS

           (a)    Commencement

                  (i)   Vested and Retirement Benefits.
Generally, vested and retirement benefits shall be paid as soon after the Member's termination of employment as is administratively feasible, but not sooner than 30 days after the Member receives the notice required by section 1.411(a)-11(c) of the regulations under section 411(a)(11) of the Code unless the Member receives written notice that he has a right to a period of at least 30 days after receipt of the notice to consider whether or not to elect a distribution and affirmatively elects after receipt of the notice to accept a distribution rather than elect the rollover provided for under subsection 9(g). In addition, if the Member's nonforfeitable Accrued Benefit exceeds $3,500, distribution of benefits shall not begin unless the Member consents to such distribution in writing within the 90-day period ending on the date on which the notice required under section 411(a)(11) of the Code is given. If the Member does not consent to the distribution, his Accrued Benefit shall be retained in the Fund. Distribution shall commence as soon as administratively feasible after the Member's request for distribution or, if earlier, the date on which the Member is required to receive distribution under subsection 9(a)(ii). For purposes of the $3,500 threshold, if the present value of the Accrued Benefit at the time of any distribution exceeds $3,500, the present value of the Accrued Benefit at any subsequent time will be deemed to exceed $3,500.

                  (ii)  Limitation and Required Commencement
Date. In no event other than with the written consent of the Member shall the payment of benefits commence later than the 60th day after the close of the Plan Year in which the latest of the following occurs:

                        (A) The Member's Normal Retirement Date;

                        (B) The Member's termination of
employment; or

                        (C) The tenth anniversary of the year in which the Member first commenced participation in the Plan. Furthermore, distribution of benefits must commence on or before the April 1st of the calendar year following the later of the calendar year in which the Member attains age 70-1/2 or retires; provided, however, if a Member is a 5% owner (as defined in section 416 of the Code) at any time during the five Plan Years ending in the calendar year in which he attained age 70-1/2, then distribution of benefits must commence no later than the April 1st of the calendar year following the calendar year in which the Member attains age 70-1/2. Distribution required under the preceding sentence shall be made in one lump sum if the Member's Severance Date has occurred.

                  (iii) Death Benefits.  The Plan shall pay a
Member's death benefit as soon after such time as the Member's beneficiary requests, but not later than the December 31st of the calendar year in which occurs the fifth anniversary of the Member's death.


           (b)    Benefit Forms.  All benefits distributed under
Section 8 shall be paid in one lump sum. If a portion of a Member's Accrued Benefit is invested in an Investment Category holding Parent Company Stock, the Member may direct that the portion of his Accrued Benefit so held be distributed to him in kind, except that the value of a fractional share shall be distributed in cash.

           (c) Deferred Payments. If the payment of benefits is to be deferred, the undistributed value of the benefit shall be retained in the Fund subject to the administrative provisions of the Plan and the Trust Agreement.

           (d) Withholding. All distributions under the Plan are subject to federal, state and local tax withholding as required by applicable law as in effect from time to time.

           (e) Compliance with Code Requirements. All forms of benefit distributions and required benefit commencement dates shall be subject to and in compliance with section 401(a)(9) of the Code and the regulations thereunder, including the minimum distribution incidental benefit requirement. Unless the Member irrevocably elects to the contrary at the time required distributions under section 401(a)(9) of the Code begin, required minimum distributions made before the Member's Severance Date shall be based on the life expectancy of the Member, as determined under the Code, without recalculation. The provisions of section 401(a)(9) of the Code and the regulations thereunder, including proposed regulation sections 1.401(a)(9)-1 and 2, shall override any provision of the Plan inconsistent therewith.

           (f) Distribution Limitations. Amounts contributed pursuant to subsection 4(a) of the Plan shall not be distributed earlier than upon occurrence of one of the following events:

                  (i) The Member's retirement, death, disability or separation from service (within the meaning of sections 401(a) and (k) of the Code);

                  (ii)  The termination of the Plan without
establishment or maintenance of another defined contribution plan
(other than an ESOP or SEP);

                  (iii) The Member's attainment of age 59-1/2 or suffering hardship;

                  (iv)  The sale or other disposition by a
Participating Company to an unrelated corporation of substantially all of the assets used in a trade or business, but only with respect to employees who continue employment with the acquiring corporation and provided the acquiring corporation does not maintain the Plan after the disposition; and

                  (v)   The sale or other disposition by a
Participating Company of its interest in a subsidiary to an unrelated entity but only with respect to employees who continue employment with the subsidiary and provided the acquiring entity does not maintain the Plan after the disposition.





Subsections 9(f)(ii), (iv) and (v), above, apply only if the distribution is in the form of a lump sum. Subsections 9(f)(iv) and
(v), above, apply if the transferor corporation continues to maintain the Plan. This subsection 9(f) shall not be construed as giving a Member a right to a distribution not otherwise expressly provided for by another subsection of the Plan.

           (g) Rollover Election. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a "distributee's" election under this subsection, a "distributee" may elect, at the time and in the manner prescribed by the Committee, to have any portion of an "eligible rollover distribution" paid directly to an "eligible retirement plan" specified by the "distributee" in a "direct rollover". For purposes of this subsection, the definitions specified below shall apply:

                  (i) Eligible Rollover Distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                  (ii)  Eligible Retirement Plan.  An eligible
retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or an individual retirement annuity.

                  (iii) Distributee. A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                  (iv) Direct Rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

10.    HARDSHIP AND IN-SERVICE DISTRIBUTIONS

           (a)    General Rule.

                  (i)   Rollover.  A Member may receive an in-
service distribution of all or a portion of his Rollover Account.

                  (ii) Hardship. A Member shall have the right to receive an in-service distribution from his Rollover Account and Salary Reduction Account on account of hardship. A distribution is on account of hardship only if the distribution both (A) is made on account of an immediate and heavy financial need of the Member and (B) is necessary to satisfy such financial need.

                  (iii) Age 59-1/2. A Member who has attained age 59-1/2 may receive an in-service distribution from his Rollover Account and Salary Reduction Account without regard to hardship.

                  (iv)  Age 70-1/2.  A Member who has attained
age 70-1/2 may receive an in-service distribution of all or any portion of his Accrued Benefit.

           (b) Need. A distribution shall be deemed to be made on account of an immediate and heavy financial need of the Member if the distribution is on account of (i) medical expenses described in section 213(d) of the Code incurred or to be incurred by the Member, the Member's spouse or any dependent of the Member (as defined in section 152 of the Code); (ii) purchase (excluding mortgage payments) of a principal residence for the Member; (iii) payment of tuition and related educational fees, including room and board expenses, for the next twelve months of post-secondary education for the Member, the Member's spouse, child or any dependent of the Member (as defined in section 152 of the Code); (iv) the need to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member's principal residence; or (v) such other reason as the Commissioner of Internal Revenue specifies as a deemed immediate and heavy financial need through the publication of regulations, revenue rulings, notices or other documents of general applicability.

           (c) Satisfaction of Need. A distribution shall be deemed to be necessary to satisfy an immediate and heavy financial need of a Member only if all of the requirements or conditions set forth below are satisfied or agreed to by the Member, as appropriate.

                  (i)   Amount.  The distribution is not in
excess of the amount of the immediate and heavy financial need of the Member, which amount shall be deemed to include anticipated federal, state and local income taxes and penalties.

                  (ii) Other Sources. The Member has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans subject to section 415 of the Code maintained by any Participating Company or Related Entity.

                  (iii) Suspension.  The Member's elective


contributions under this Plan and each other deferred compensation plan (within the meaning of regulations under section 401(k) of the Code) maintained by a Participating Company or a Related Entity in which the Member participates shall be suspended for twelve full calendar months after receipt of the distribution.

                  (iv)  Contribution Limitation.  The Member
does not (and is not permitted to) make elective contributions under this Plan or any other plan maintained by a Participating
Company or a Related Entity for the year immediately following the taxable year of the hardship distribution in excess of the applicable limit under section 402(g) of the Code for such next taxable year reduced by the amount of the Member's elective contributions for the taxable year of the hardship distribution.

           (d)    Limitations.

                  (i)   Hardship.  Distributions on account of
hardship shall be limited to the sum of (A) the Member's Rollover Account, (B) the Member's elective contributions under subsection 4(a) and (C) income credited to the Member's Salary Reduction Account as of December 31, 1988.

                  (ii)  Other Distributions.  A Member shall be
permitted only one in-service distribution per Plan Year under subsection 10(a).

           (e) Accounting. A distribution under subsection 10(a)(ii) or (iii) shall be charged first against the Member's Rollover Account and then against the Member's Salary Reduction Account. The Committee may prescribe rules with respect to the order of Investment Category from which the distribution shall be paid.

11.    LOANS

           (a) Availability. The Committee shall direct that a bona fide loan be made from the Fund to any Member who requests the same, provided the Member (i) pays any application or processing fee which the Committee uniformly charges with respect to loan requests and (ii) on the date the loan would be disbursed is employed by a Participating Company or Related Entity or is a party in interest (as defined in ERISA) with respect to the Plan. All such loans shall be subject to the requirements of this Section which shall be deemed to include written rules prescribed by the Committee from time to time with respect to loans. Eligibility for and the rules with respect to loans shall be uniformly applied.

           (b) Minimum Requirements. Loans shall be subject to the following rules:

                  (i) Principal Amount. The principal amount of the loan to a Member may not be less than $1,000 and may not exceed, when added to the outstanding balance of all other loans to the Member from the Plan, the lesser of (A) $50,000, reduced by the excess of the highest outstanding balance of loans to the Member from the Plan during the one-year period ending on the day before the date on which such loan was made over the outstanding balance of loans to the Member from the Plan on the date on which such loan is made or (B) 50% of the Member's nonforfeitable Accrued Benefit on the date on which the loan is made.

                  (ii) Maximum Term. The term of the loan may not exceed five years; however, if the Member uses the loan proceeds to acquire his principal residence, the term may be thirty years. If a Member's employment with all Participating Companies and Related Entities terminates for any reason, the loan shall be due and payable on the last day of the calendar quarter following the calendar quarter in which employment terminated.
                  (iii) Interest Rate. The interest rate shall be a rate charged by commercial lenders for comparable loans on the date the loan request is approved, as determined by the Committee.

                  (iv)  Repayment.  The loan shall be repaid
over its term in level installment payments corresponding to the Member's payroll period. As a condition precedent to approval of the loan, the Member shall be required to authorize payroll withholding in the amount of each installment for all periods he is employed by a Participating Company.

                  (v)   Collateral.  The loan shall be secured
by 50% of the Member's nonforfeitable Accrued Benefit.

                  (vi) Distribution of Accrued Benefit. If the nonforfeitable portion of a Member's Accrued Benefit is to be distributed prior to the Member's payment of all principal and accrued interest due on any loan to such Member, the distribution shall include as an offset the amount of unpaid principal and interest due on the loan and the note shall be distributed.

                  (vii) Notes. All loans shall be evidenced by a note containing such terms and conditions as the Committee shall require.

                  (viii)    Multiple Loans.  A Member shall be
permitted only one outstanding loan at any time.

                  (ix)  Fees.  The Committee may adopt a rule
pursuant to subsections 2(h) and 11(a) of the Plan imposing a reasonable fee on a Member who borrows under this Section 11 for processing his loan application, preparing his loan documentation or administering his loan.

           (c) Accounting. The principal amount of any loan shall be drawn first from the Member's Rollover Account, then from the Member's Profit Sharing Account, then from the Member's Matching Account and finally from the Member's Salary Reduction Account. The Committee may prescribe rules with respect to the order of Investment Categories from which the distribution shall be paid. The loan shall be treated as a separate Investment Category of the borrowing Member. All payments of principal and interest with respect to such loan shall be credited to the borrowing Member, with repayment of principal credited to the Member's Accounts in reverse order from the Accounts withdrawn. The repayment shall be invested in accordance with the Member's current election for new contributions.

12.    TITLE TO ASSETS
       No person or entity shall have any legal or equitable right or interest in the contributions made by any Participating
Company, or otherwise received into the Fund, or in any assets of the Fund, except as expressly provided in the Plan.

13.    AMENDMENT AND TERMINATION

           (a) Amendment. The provisions of this Plan may be amended by the Board of Directors (or its delegee as authorized by subsection 2(e)) from time to time and at any time in whole or in part, provided that no amendment shall be effective unless the Plan as so amended shall be for the exclusive benefit of the


Members and their beneficiaries, and that no amendment shall operate to deprive any Member of any rights or benefits accrued to him under the Plan prior to such amendment.

           (b) Termination. While it is the Company's intention to continue the Plan in operation indefinitely, the Company nevertheless expressly reserves the right by action of the Board of Directors to terminate the Plan in whole or in part or discontinue contributions. Any such termination, partial termination or discontinuance of contributions shall be effected only upon condition that such action is taken as shall render it impossible for any part of the corpus of the Fund or the income therefrom to be used for, or diverted to, purposes other than the exclusive benefit of the Members and their beneficiaries.

           (c) Conduct on Termination. If the Plan is to be terminated at any time, the Company shall give written notice to the Trustee which shall thereupon revalue the assets of the Fund and the accounts of the Members as of the date of termination, partial termination or discontinuance of contributions and, after discharging and satisfying any obligations of the Plan, shall allocate all unallocated assets to the Accrued Benefits of the Members at the date of termination, partial termination or discontinuance of contributions in accordance with subsection 6(g). Upon termination, partial termination or discontinuance of contributions, the Accrued Benefits of Members affected thereby shall remain fully vested and shall not thereafter be subject to forfeiture in whole or in part. The Committee shall instruct the Trustee to continue to control and manage the Fund for the benefit of Members to whom distributions will be made at the time and in the manner provided in Section 9. Notwithstanding the foregoing, incident to a termination or a discontinuance of contributions, the Company may amend the Plan and the Trust Agreement to provide for distribution of Accrued Benefits to each affected Member provided such distribution does not violate any applicable provision of subsection 9(f) of the Plan or section 401(a) or 401(k) of the Code.

14.    LIMITATION OF RIGHTS

           (a) Alienation. None of the payments, benefits or rights of any Member shall be subject to any claim of any creditor of such Member and, in particular, to the fullest extent permitted by law, shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Member. No Member shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under this Plan, except the right to designate a beneficiary or beneficiaries in accordance with the Plan. This subsection shall not apply to the pledging of a Member's Accrued Benefit as security for a loan made to such Member under Section 11.

           (b) Qualified Domestic Relations Order Exception. Subsection 14(a) shall not apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Member under a qualified domestic relations order within the meaning of section 414(p) of the Code. Notwithstanding Sections 8-10, distribution to an alternate payee pursuant to a qualified domestic relations order shall be made (i) at the time specified in such order or (ii), if the order permits, as soon after the Committee approves the order as is administratively feasible provided such distribution is permitted under applicable provisions of the Code.

           (c) Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefit shall be construed as giving any Member or Employee, or any person whomsoever, any legal or equitable right against any Participating Company, the Trustee, the Committee, or the Committee unless such right shall be specifically provided for in the Trust Agreement or the Plan or conferred by affirmative action of the Company, the Committee or the Committee in accordance with the terms and provisions of the Plan or as giving any Member or Employee the right to be retained in the employ of any Participating Company. All Members and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

15.    MERGERS, CONSOLIDATIONS OR TRANSFERS OF PLAN ASSETS

       In the case of any Plan merger or Plan consolidation with, or transfer of assets or liabilities of the Plan to, any other plan, each Member in the Plan must be entitled to receive a benefit immediately after the merger, consolidation, or transfer (if the Plan were then to terminate) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had been terminated).

16.    PARTICIPATION BY RELATED ENTITIES

           (a)    Commencement.  Any entity which is a Related
Entity with respect to the Company shall be deemed to adopt this Plan and the accompanying Trust Agreement unless the Committee provides otherwise.

           (b) Termination. The Company may, by action of the Board of Directors, determine at any time that any such Participating Company shall withdraw and establish a separate plan and fund. The withdrawal shall be effected by a duly executed instrument delivered to the Trustee instructing the Trustee to segregate the assets of the Fund allocable to the Employees of such Participating Company and pay them over to the separate fund.

           (c) Single Plan. The Plan shall at all times be administered and interpreted as a single plan for the benefit of the Employees of all Participating Companies.

           (d)    Delegation of Authority.  Each Participating
Company hereby acknowledges that the Company has all the rights and duties thereof under the Plan and the Trust Agreement, including the right to amend the same.

17.    TOP-HEAVY REQUIREMENTS

           (a) General Rule. For any Plan Year in which the Plan is a top-heavy plan or included in a top-heavy group, as determined under subsection 17(b), the special requirements of this Section shall apply to Members not covered by a collective bargaining agreement.

           (b) Calculation of Top-Heavy Status. The Plan shall be a top-heavy plan (if it is not included in an "aggregation group") or a plan included in a top-heavy group (if it is included in an "aggregation group") with respect to any Plan Year if the sum as of the "determination date" of the "cumulative accounts" of "key employees" for the Plan Year exceeds 60% of a similar sum determined for all "employees," excluding "employees" who were "key employees" in prior Plan Years only.

           (c) Definitions. For purposes of this Section 17, the following definitions shall apply to be interpreted in accordance with the provisions of section 416 of the Code and the regulations thereunder.

                  (i) "Aggregation Group" shall mean the plans of a Participating Company or a Related Entity included below within the following categories:

                        (A) each such plan in which a "key
employee" is a participant including a terminated plan in which a "key employee" was a participant within the five-years ending on the "determination date";

                        (B) each other such plan which enables
any plan in subsection (A) above to meet the requirements of section 401(a)(4) or 410 of the Code; and

                        (C) each other plan not required to be
included in the "aggregation group" which the Company elects to include in the "aggregation group" in accordance with the "permissive aggregation group" rules of the Code if such group would continue to meet the requirements of sections 401(a) and 410 of the Code with such plan being taken into account.

                  (ii) "Cumulative Account" for any "employee" shall mean the sum of the amount of his accounts under this Plan plus all defined contribution plans included in the "aggregation group" (if any) as of the most recent valuation date for each such plan within a twelve-month period ending on the "determination date," increased by any contributions due after such valuation date and before the "determination date" plus the present value of his accrued benefit under all defined benefit pension plans included in the "aggregation group" (if any) as of the "determination date." For a defined benefit plan, the present value of the accrued benefit as of any particular "determination date" shall be the amount determined under (A) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Participating Companies and all Related Entities, or (B) if there is no such method, as if such benefit accrued not more rapidly than under the slowest accrual rate permitted under the fractional accrual rule of section 411(b)(1)(C) of the Code, as of the most recent valuation date


for the defined benefit plan, under actuarial equivalent factors specified therein, which is within a twelve-month period ending on the "determination date." For this purpose, the valuation date shall be the date for computing plan costs for purposes of determining the minimum funding requirement under section 412 of the Code. "Cumulative accounts" of "employees" who have not performed services for any Participating Company or a Related Entity for the five-year period ending on the "determination date" shall be disregarded. An "employee's" "cumulative account" shall be increased by the aggregate distributions during the five-year period ending on the "determination date" made with respect to him under any plan in the aggregation group.
Rollovers and direct plan-to-plan transfers to this Plan or to a plan in the "aggregation group" shall be included in an "employee's" "cumulative account" unless the transfer is initiated by the "employee" and made from a plan maintained by an employer which is not a Participating Company or a Related Entity.

                  (iii) "Determination Date" shall mean with respect to any Plan Year the last day of the preceding Plan Year.

                  (iv)  "Employee" shall mean any person
(including a beneficiary thereof) who has or had an accrued benefit held under this Plan or a plan in the "aggregation group" including this Plan at any time during the current or any one of the four preceding Plan Years. Any "employee" other than a "key employee" described in subsection 17(c)(v) shall be considered a "non-key employee" for purposes of this Section 17.

                  (v) "Key Employee" shall mean any "employee" or former "employee" (including a beneficiary thereof) who is, at any time during the Plan Year, or was, during any one of the four preceding Plan Years any one or more of the following:

                        (A) an officer of a Participating
Company or a Related Entity whose compensation (as defined in subsection 5(d)) exceeds 50% of the dollar limitation in effect under section 415(b)(1)(A) of the Code, unless 50 other such officers (or, if lesser, a number of such officers equal to the greater of three or 10% of the "employees") have higher annual compensation;

                        (B) one of the ten persons employed by a Participating Company or a Related Entity both having annual compensation (as defined in subsection 5(d)) greater than the limitation in effect under section 415(c)(1)(A) of the Code, and owning (or considered as owning within the meaning of section 318 of the Code) the largest interests (but at least more than a 0.5% interest) in the Participating Companies and all Related Entities. For purposes of this subsection (B), if two "employees" have the same interest, the one with the greater compensation shall be treated as owning the larger interest;

                        (C) any person owning (or considered as
owning within the meaning of section 318 of the Code) more than 5% of the outstanding stock of all Participating Companies or Related Entities or stock possessing more than 5% of the total combined voting power of such stock;

                        (D) a person who would be described in


subsection (C) above if 1% were substituted for 5% each place the same appears in subsection (C) above, and who has annual compensation of more than $150,000.

For purposes of determining ownership under this subsection, section 318(a)(2)(C) of the Code shall be applied by substituting
5% for 50%.

           (d) Combined Benefit Limitation. For purposes of the calculation of the combined limitation of subsection 5(c), "1.0" shall be substituted for "1.25" each place the same appears in that subsection.

           (e) Vesting. The Member's Accrued Benefit shall be nonforfeitable.

           (f) Minimum Contribution. Minimum Participating Company contributions for a Member who is not a "key employee" shall be required in an amount equal to the lesser of 3% of compensation (as defined in subsection 5(d)) or the highest percentage of such compensation limited to $150,000 (or an increased amount resulting from a cost of living adjustment under section 415(d) of the Code) contributed for any "key employee" under subsections 4(a) and 4(d). For purposes of meeting the minimum contribution requirement, employer social security contributions and elective contributions on behalf of "employees" other than "key employees" shall be disregarded. Each "non-key employee" of a Participating Company who has not separated from service at the end of the Plan Year and who has satisfied the eligibility requirements of subsection 3(a) shall receive any minimum contribution provided under this Section 17 without regard to (i) whether he is credited with 1,000 Hours of Service in the Plan Year, (ii) earnings level for the Plan Year or (iii) whether he elects to make contributions under subsection 4(a).
If an "employee" participates in both this Plan and another defined contribution plan maintained by a Participating Company or a Related Entity, the minimum benefit shall be provided under the other plan. Furthermore, if an "employee" participates in both this Plan and a defined benefit plan maintained by a Participating Company or a Related Entity, the minimum benefit shall be provided under the defined benefit plan.

18.    MISCELLANEOUS

           (a) Incapacity. If the Committee receives a copy of a certified court order, or other binding legal certification, that a person entitled to receive any benefit payment is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Administrator shall direct that payments be made to such person's legally appointed guardian or other representative. Any payment of a benefit in accordance with the provisions of this subsection shall be a complete discharge of any liability to make such payment.

           (b) Reversions. In no event, except as provided herein, shall the Trustee return to a Participating Company any amount contributed by it to the Plan.

                  (i)   Mistake of Fact.  In the case of a
contribution made by a good faith mistake of fact, the Trustee shall return the erroneous portion of the contribution, without increase for investment earnings, but with decrease for investment losses, if any, within one year after payment of the contribution to the Fund.

                  (ii) Deductibility. To the extent deduction of any contribution determined by the Company to be deductible is disallowed, the Trustee shall return that portion of the contribution, without increase for investment earnings but with decrease for investment losses, if any, for which deduction has been disallowed within one year after the disallowance of the deduction.

                  (iii) Limitation. No return of contribution shall be made under this subsection which adversely affects the Plan's qualified status under regulations, rulings or other published positions of the Internal Revenue Service or reduces a Member's Accrued Benefit below the amount it would have been had such contributions not been made.

                  (iv)  Compliance Refunds.  This subsection
shall not preclude refunds made in accordance with subsection
4(b)(i), 4(d)(ii), 4(f)(ii) or 4(j)(iii).

           (c) Employee Data. The Committee, the Trustee or the Administrator may require that each Employee provide such data as it deems necessary upon his becoming a Member in the Plan. Each Employee, upon becoming a Member, shall be deemed to have approved of and to have acquiesced in each and every provision of the Plan for himself, his personal representatives, distributees, legatees, assigns, and beneficiaries.

           (d) In Writing Requirement. Unless otherwise required by law, a requirement that a transaction or consent under the Plan be "in writing" may, at the discretion of the Plan Administrator, be effected through an interactive telephone system or by other types of electronic communication.

           (e) Law Governing. This Plan shall be construed, administered and applied in a manner consistent with the laws of the Commonwealth of Pennsylvania where those laws are not superseded by federal law.


           (f) Pronouns. The use of the masculine pronoun shall be extended to include the feminine gender wherever appropriate.

           (g) Interpretation. The Plan is a profit sharing plan including a qualified, tax exempt trust under sections
401(a) and 501(a) of the Code and a qualified cash or deferred arrangement under section 401(k)(2) of the Code. The
Plan shall be interpreted in a manner consistent with its satisfaction of all requirements of the Code applicable to such a plan.

       IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by the Company, it has caused the same to be signed by its officers thereunto duly authorized, and its corporate seal to be affixed hereto, this 27th day of January, 1997.

                            AIRGAS, INC.
Attest:



/s/ Todd R. Craun                    By: /s/ Scott M.Melman
____________________________             ________________________________
Secretary                                Vice President of Administration



(Corporate Seal)